REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SUPPLEMENTAL INFORMATION

To the Board of Trustees and shareholders of KKR Income Opportunities Fund

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the statement of assets and liabilities of KKR Income Opportunities Fund (the “Fund”), including the schedules of investments, as of October 31, 2022, the related statements of operations, and cash flows for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, the financial highlights for each of the five years in the period then ended, and related notes, included in the Fund’s 2022 Annual Report on Form N-CSR, and have issued our report thereon dated December 21, 2022, which contained an unqualified opinion on those financial statements. Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. We have not performed any procedures with respect to the audited financial statements subsequent to October 31, 2022.

The supplemental financial information set forth under the heading “Senior Securities” for each of the ten years in the period ended October 31, 2022 included in the Prospectus has been subjected to audit procedures performed in conjunction with the audit of the Company’s financial statements. The supplemental information is the responsibility of the Company’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In our opinion, such information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Deloitte & Touche LLP

San Francisco, California

December 21, 2022